Exhibit 3.23

CERTIFICATE OF LIMITED PARTNERSHIP

OF

RAI MERGER LIMITED PARTNERSHIP

This Certificate of Limited Partnership of RAI Merger Limited Partnership (the “Partnership”) is being executed and filed by Dayton Holding Company, as sole general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

1.	The name of the Partnership is RAI Merger Limited Partnership.

2.	The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801.

3.	The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801.

4.	The name and business address of the sole general partner of the Partnership is Dayton Holding Company, 990 Manufacturers Road, Dayton, Tennessee 37321.

IN WITNESS WHEREOF, the undersigned, constituting the sole general partner of the Partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 8th day of July 1997.

DAYTON HOLDING COMPANY,
the General Partner

By:	/s/ Thomas O. Burkett
Thomas O. Burkett
President